Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS FOURTH QUARTER RESULTS

BOSTON, February 23, 2023 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the fourth quarter ended December 31, 2022 and other recent developments.

Fourth Quarter and Subsequent Highlights

•	Reported results for the fourth quarter of 2022 reflect a net loss attributable to common stockholders of $(0.11) per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.44 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.42 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 6.5% on a GAAP basis excluding early termination income for the fourth quarter compared with the same period in 2021; increased 10.7% on a cash basis excluding early termination income.
•	Commenced leases during the fourth quarter experienced an 18.1% increase in rental rates on a cash basis from leases greater than six months; experienced an 18.5% increase in rental rates on a cash basis from leases greater than six months for the twelve months ended December 31, 2022.
•	For the third consecutive year, Plymouth increased the regular quarterly cash dividend for the common stock. Effective with the first quarter of 2023, the dividend will increase by 2.3% to $0.225 per share and unit, or an annualized rate of $0.90 per share and unit.
•	Issued full year 2023 guidance ranges for net loss per weighted average common share and units of $(0.13) to $(0.11) and Core FFO per weighted average common share and units of $1.84 to $1.86 along with accompanying guidance assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We made tremendous progress in 2022 with record levels of leasing and rental growth driving a 10.7% increase in cash same store NOI, progress on our development program complementing strong organic growth and simplification of our capital structure positioning us for additional de-levering. The strong performance in 2022 and the outlook for 2023 led our board of directors to increase the common stock dividend for the third consecutive year. Our priorities for 2023 are to continue the momentum in each facet of our business, exercise strategic patience on new external growth opportunities until price discovery stabilizes, unlock the value within our new developments and redevelopments and prudently de-lever the balance sheet.”

Financial Results for the Fourth Quarter of 2022

Net loss attributable to common stockholders for the quarter ended December 31, 2022 was $4.5 million, or $(0.11) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $8.1 million, or $(0.23) per weighted average common share outstanding, for the same period in 2021. The net loss decreased year-over-year primarily due to an increase in net operating income, partially offset by increased interest expense resulting from higher interest rates and acquisition activity coupled with increased depreciation and amortization expense associated with acquisition activity. Weighted average common shares outstanding for the fourth quarters ended December 31, 2022 and 2021 were 42.6 million and 34.7 million, respectively.

Consolidated total revenues for the quarter ended December 31, 2022 were $47.3 million, compared with $39.9 million for the same period in 2021.

NOI for the quarter ended December 31, 2022 was $33.1 million compared with $26.6 million for the same period in 2021. Same store NOI (“SS NOI”) excluding early termination income – GAAP basis for the quarter ended December 31, 2022 was $21.2 million compared with $19.9 million for the same period in 2021, an increase of 6.5%. SS NOI for the fourth quarter was positively impacted by rent escalations, renewal and new leasing spreads, and increased operating expense recoveries. SS NOI excluding early termination income – Cash basis for the quarter ended December 31, 2022 was $20.7 million compared with $18.7 million for the same period in 2021, an increase of 10.7%.

EBITDAre for the quarter ended December 31, 2022 was $28.9 million compared with $23.1 million for the same period in 2021.

Core FFO for the quarter ended December 31, 2022 was $19.1 million compared with $16.4 million for the same period in 2021, primarily as a result of the growth in same-store NOI, contribution from acquisitions and a decrease in preferred stock dividends resulting from the full conversion of the Series B Convertible Stock, partially offset by an increase in interest expense. The Company reported Core FFO for the quarter ended December 31, 2022 of $0.44 per weighted average common share and unit compared with $0.46 per weighted average common share and unit for the same period in 2021. Weighted average common shares and units outstanding for the fourth quarters ended December 31, 2022, and 2021 were 43.3 million and 35.4 million, respectively, due to the 22.3% increase in outstanding common shares primarily attributable to the Series B Convertible Stock conversions in the second and third quarters of 2022.

AFFO for the quarter ended December 31, 2022 was $18.3 million, or $0.42 per weighted average common share and unit, compared with $13.9 million, or $0.39 per weighted average common share and unit, for the same period in 2021, representing a 7.7% increase. The current period results reflected the change in Core FFO while the prior-year period included higher leasing commissions associated with two 10-year leases executed during that period.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity

As of February 20, 2023, the Company’s current cash balance was approximately $14.7 million, excluding operating expense escrows of approximately $6.5 million, and it has approximately $262.5 million of capacity under the existing unsecured line of credit.

Investment Activity

As of December 31, 2022, the Company had real estate investments comprised of 208 industrial buildings totaling 33.8 million square feet.

Plymouth currently has four projects totaling 643,000 square feet under construction in the first phase of its development program with approximately 90% of the expected $49 million in development costs funded as of December 31, 2022. At its newly constructed 237,000-square-foot industrial building in Atlanta, the Company executed a new five-year lease for the entire space which commenced February 1, 2023 (the tenant had previously leased the 180,000-square-foot Atlanta building but converted to the larger one). At its newly constructed 70,000-square-foot industrial building in Portland, Maine, the Company has executed a 10-year lease for 50% of the space that commenced December 1, 2022 and is nearing execution on a lease for the balance of the building. The Company’s 156,000-square-foot industrial building in Cincinnati and its 180,000-square-foot industrial building in Atlanta are estimated to be completed in the first quarter and second quarter of 2023, respectively, with multiple leasing prospects being actively considered.

Leasing Activity

Leases that commenced during the fourth quarter ended December 31, 2022 totaled an aggregate of 2,353,608 square feet, 2,298,606 of which are associated with leases with terms of at least six months. These leases included 1,727,981 square feet of renewal leases and 570,625 square feet of new leases. The Company will experience a 18.1% increase in rental rates on a cash basis from these leases. Leases commenced during the twelve months ended December 31, 2022 totaled an aggregate of 7,804,441 square feet, 7,643,881 of which are associated with leases with terms of at least six months. These leases included 4,602,355 square feet of renewal leases and 3,041,526 square feet of new leases. The Company will experience a 18.5% increase in rental rates on a cash basis from these leases. As of December 31, 2022, the Company’s total portfolio was 99.0% occupied.

As of February 20, 2023, Plymouth has released 47% of the space originally scheduled to expire during 2023. In addition, Plymouth has leased 20,000 square feet that was vacant at the start of 2023.

Quarterly Distributions to Stockholders

On February 22, 2023, the Board of Directors declared a regular quarterly common stock dividend of $0.225 per share for the first quarter of 2023. The dividend, which represents an increase of 2.3%, is payable on April 28, 2023 to stockholders of record on March 31, 2023.

On December 15, 2022, the Board of Directors declared a regular quarterly common stock dividend of $0.22 per share for the fourth quarter of 2022. The dividend was paid on January 31, 2023 to stockholders of record on December 30, 2022.

On December 1, 2022, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the fourth quarter of 2022. The dividend was paid on January 31, 2023 to stockholders of record on January 15, 2022.

Guidance for 2023

Plymouth issued its full year 2023 guidance ranges for net loss and Core FFO per weighted average common share and units as well as the accompanying guidance assumptions, which can be found in the tables below.

(Dollars, shares and units in thousands)	Full Year 2023 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.84	$1.86
Same Store Portfolio NOI growth – cash basis[2]	7.25%	7.75%
Average Same Store Portfolio occupancy – full year	98.4%	98.8%
General and administrative expenses[3]	$15,900	$15,500
Interest expense, net	$39,300	$38,500
Weighted average common shares and units outstanding[4]	43,537	43,537

Reconciliation of net loss attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2023 Range
	Low	High
Net loss	$(0.13)	$(0.11)
Add: Real estate depreciation & amortization	2.05	2.05
Less: Preferred stock dividends	(0.08)	(0.08)
Core FFO	$1.84	$1.86

1)	Our 2023 guidance refers to the Company's in-place portfolio as of February 20, 2023. Our 2023 guidance does not include prospective acquisitions, dispositions, or capitalization activities that have not closed.
2)	The Same Store Portfolio consists of 183 buildings aggregating 30,989,249 rentable square feet, representing approximately 92% of total in-place portfolio square footage. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income.
3)	Includes non-cash stock compensation of $3.1 million for 2023.
4)	As of February 20, 2023, the Company has 43,521,163 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through March 2, 2023, by dialing (877) 344-7529 and entering the replay access code, 1228355.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
Assets
Real estate properties	$1,555,846	$1,254,007
Less accumulated depreciation	(205,629)	(142,192)
Real estate properties, net	1,350,217	1,111,815

Cash	11,003	26,232
Cash held in escrow	13,376	11,893
Restricted cash	6,834	5,249
Deferred lease intangibles, net	70,718	75,864
Investment in unconsolidated joint venture	—	5,833
Interest rate swaps	30,115	—
Other assets	39,055	33,919
Total assets	$1,521,318	$1,270,805

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	$389,531	$352,075
Unsecured debt, net	447,345	297,840
Borrowings under line of credit	77,500	38,000
Accounts payable, accrued expenses and other liabilities	72,551	66,880
Deferred lease intangibles, net	8,918	10,273
Financing lease liability	2,248	2,227
Total liabilities	998,093	767,295

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 1,955,513 and 2,023,551 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $48,888 and $50,589 at December 31, 2022 and December 31, 2021, respectively)	46,844	48,473
Series B; 0 and 4,411,764 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $0 and $97,277 at December 31, 2022 and December 31, 2021, respectively)	—	94,437

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 42,849,489 and 36,110,659 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	428	361
Additional paid in capital	635,068	532,666
Accumulated deficit	(194,243)	(177,258)
Accumulated other comprehensive income	29,739	—
Total stockholders' equity	470,992	355,769
Non-controlling interest	5,389	4,831
Total equity	476,381	360,600
Total liabilities, preferred stock and equity	$1,521,318	$1,270,805

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2022	2021	2022	2021

Rental revenue	$47,322	$39,802	$183,442	$140,270
Management fee revenue and other income	4	83	94	348
Total revenues	47,326	39,885	183,536	140,618

Operating expenses:
Property	14,232	13,238	56,601	47,636
Depreciation and amortization	23,553	19,658	95,312	70,642
General and administrative	4,163	3,338	15,939	12,920
Total operating expenses	41,948	36,234	167,852	131,198

Other income (expense):
Interest expense	(8,914)	(5,479)	(32,217)	(19,968)
Earnings (loss) in investment of unconsolidated joint venture	—	(175)	(147)	(850)
Loss on extinguishment of debt	—	(523)	(2,176)	(523)
Gain on sale of real estate	—	1,185	—	1,775
(Appreciation) depreciation of warrants	—	(3,312)	1,760	(5,121)
Total other income (expense)	(8,914)	(8,304)	(32,780)	(24,687)

Net loss	(3,536)	(4,653)	(17,096)	(15,267)
Less: Net loss attributable to non-controlling interest	(40)	(66)	(210)	(259)
Net loss attributable to Plymouth Industrial REIT, Inc.	(3,496)	(4,587)	(16,886)	(15,008)
Less: Preferred Stock dividends	917	1,652	4,866	6,608
Less: Series B Preferred Stock accretion to redemption value	—	1,807	4,621	7,228
Less: Loss on extinguishment of Series A Preferred Stock	19	—	99	—
Less: Amount allocated to participating securities	62	48	256	201
Net loss attributable to common stockholders	$(4,494)	$(8,094)	$(26,728)	$(29,045)

Net loss basic and diluted per share attributable to common stockholders	$(0.11)	$(0.23)	$(0.67)	$(0.94)

Weighted-average common shares outstanding basic and diluted	42,569,415	34,689,807	39,779,128	30,910,581

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, appreciation/(depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related costs for transactions not completed, and excludes certain non-cash operating expenses such as impairment on real estate lease, appreciation/(depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest, and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
NOI:	2022	2021	2022	2021
Net loss	$(3,536)	$(4,653)	$(17,096)	$(15,267)
General and administrative	4,163	3,338	15,939	12,920
Depreciation and amortization	23,553	19,658	95,312	70,642
Interest expense	8,914	5,479	32,217	19,968
(Earnings) loss in investment of unconsolidated joint venture	—	175	147	850
Loss on extinguishment of debt	—	523	2,176	523
Gain on sale of real estate	—	(1,185)	—	(1,775)
Appreciation (depreciation) of warrants	—	3,312	(1,760)	5,121
Management fee revenue and other income	(4)	(83)	(94)	(348)
NOI	$33,090	$26,564	$126,841	$92,634

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
EBITDAre:	2022	2021	2022	2021
Net loss	$(3,536)	$(4,653)	$(17,096)	$(15,267)
Depreciation and amortization	23,553	19,658	95,312	70,642
Interest expense	8,914	5,479	32,217	19,968
Loss on extinguishment of debt	—	523	2,176	523
Gain on sale of real estate	—	(1,185)	—	(1,775)
Appreciation (depreciation) of warrants	—	3,312	(1,760)	5,121
EBITDAre	$28,931	$23,134	$110,849	$79,212

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
FFO:	2022	2021	2022	2021
Net loss	$(3,536)	$(4,653)	$(17,096)	$(15,267)
Gain on sale of real estate	—	(1,185)	—	(1,775)
Depreciation and amortization	23,553	19,658	95,312	70,642
Depreciation and amortization from unconsolidated joint venture	—	363	268	1,539
FFO	$20,017	$14,183	$78,484	$55,139
Preferred stock dividends	(917)	(1,652)	(4,866)	(6,608)
Acquisition expenses	—	—	201	—
Appreciation (depreciation) of warrants	—	3,312	(1,760)	5,121
Loss on extinguishment of debt	—	523	2,176	523
Core FFO	$19,100	$16,366	$74,235	$54,175

Weighted average common shares and units outstanding	43,340	35,414	40,553	31,691
Core FFO per share	$0.44	$0.46	$1.83	$1.71

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
AFFO:	2022	2021	2022	2021
Core FFO	$19,100	$16,366	$74,235	$54,175
Amortization of debt related costs	566	443	2,163	1,605
Non-cash interest expense	666	222	2,248	191
Stock compensation	1,105	340	2,603	1,559
Capitalized interest	(604)	—	(1,125)	—
Straight line rent	(637)	(974)	(3,682)	(3,700)
Above/below market lease rents	(519)	(507)	(3,151)	(2,096)
Recurring capital expenditures (1)	(1,353)	(2,040)	(6,793)	(8,767)
AFFO	$18,324	$13,850	$66,498	$42,967

Weighted average common shares and units outstanding	43,340	35,414	40,553	31,691
AFFO per share	$0.42	$0.39	$1.64	$1.36

(1)	Excludes non-recurring capital expenditures of $17,390 and $6,438 for the three months ended December 31, 2022, and 2021, respectively and $60,350, and $22,547 for the years ended December 31, 2022, and 2021, respectively.